Frank Knuettel II

[address redacted]

[phone redacted]

July 10, 2016

Mr. Jack Scott

Spindle, Inc.

1200 S. Alma School Rd., Ste. 12500

Mesa, AZ 85210

Dear Jack,

Thank you for your time today. As I informed you during our discussion, a number of personal items regretfully lead me to tender my resignation as Chairman of Spindle’s Board of Directors, effective immediately. Spindle is making significant progress under your guidance, and I regret that I will not be able to travel that path with you.

Rest assured that my resignation is for personal reasons only, and there is no conflict with the Board or management of Spindle. I will remain available to you as a sounding board as appropriate.

Sincerely,

/s/ Francis Knuettel II

Francis Knuettel II